Exhibit 10.1
                                                             Execution Copy









                       AGREEMENT AND PLAN OF MERGER

                               BY AND AMONG

                          LIVE ENTERTAINMENT INC.

                             FILM HOLDINGS CO.

                                    AND

                           FILM ACQUISITION CO.









                           Dated April 17, 1997

                             TABLE OF CONTENTS


                                 ARTICLE I
                                THE MERGER

          SECTION 1.1    The Merger. . . . . . . . . . . . . . . . . .   2
          SECTION 1.2    Effective Time. . . . . . . . . . . . . . . .   2
          SECTION 1.3    Effect of the Merger. . . . . . . . . . . . .   2
          SECTION 1.4    Certificate of Incorporation; ByLaws. . . . .   2
          SECTION 1.5    Directors and Officers. . . . . . . . . . . .   3
          SECTION 1.6    Effect on Capital Stock.. . . . . . . . . . .   3
          SECTION 1.7    Exchange of Certificates. . . . . . . . . . .   4
          SECTION 1.8    Stock Transfer Books. . . . . . . . . . . . .   6
          SECTION 1.9    No Further Ownership Rights in Company Stock.   6
          SECTION 1.10   Lost, Stolen or Destroyed Certificates. . . .   6
          SECTION 1.11   Reserved. . . . . . . . . . . . . . . . . . .   6
          SECTION 1.12   Taking of Necessary Action; Further Action. .   6
          SECTION 1.13   Material Adverse Effect.. . . . . . . . . . .   7

                                ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          SECTION 2.1    Organization and Qualification; Subsidiaries.   7
          SECTION 2.2    Certificate of Incorporation and ByLaws . . .   8
          SECTION 2.3    Capitalization. . . . . . . . . . . . . . . .   8
          SECTION 2.4    Authority Relative to this Agreement. . . . .   9
          SECTION 2.5    No Conflict; Required Filings and Consents. .  10
          SECTION 2.6    Compliance; Permits.. . . . . . . . . . . . .  11
          SECTION 2.7    SEC Filings; Financial Statements.. . . . . .  12
          SECTION 2.8    Absence of Certain Changes or Events. . . . .  12
          SECTION 2.9    No Undisclosed Liabilities. . . . . . . . . .  13
          SECTION 2.10   Absence of Litigation.. . . . . . . . . . . .  13
          SECTION 2.12   Labor Matters.. . . . . . . . . . . . . . . .  14
          SECTION 2.13   Proxy Statement.. . . . . . . . . . . . . . .  15
          SECTION 2.14   Reserved. . . . . . . . . . . . . . . . . . .  15
          SECTION 2.15   Title to Property.. . . . . . . . . . . . . .  15
          SECTION 2.16   Taxes.. . . . . . . . . . . . . . . . . . . .  15
          SECTION 2.17   Environmental Matters.. . . . . . . . . . . .  16
          SECTION 2.18   Intellectual Property.. . . . . . . . . . . .  17
          SECTION 2.19   Interested Party Transactions.. . . . . . . .  18
          SECTION 2.20   Insurance . . . . . . . . . . . . . . . . . .  19
          SECTION 2.21   Reserved. . . . . . . . . . . . . . . . . . .  19
          SECTION 2.22   Opinion of Financial Advisor. . . . . . . . .  19
          SECTION 2.23   Brokers.. . . . . . . . . . . . . . . . . . .  19
          SECTION 2.24   Change in Control Payments. . . . . . . . . .  19
          SECTION 2.25   Expenses. . . . . . . . . . . . . . . . . . .  19

                                ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          SECTION 3.1    Organization and Qualification; Subsidiaries.  20
          SECTION 3.2    Charter and ByLaws. . . . . . . . . . . . . .  20
          SECTION 3.3    Reserved. . . . . . . . . . . . . . . . . . .  20
          SECTION 3.4    Authority Relative to this Agreement. . . . .  20
          SECTION 3.5    No Conflict, Required Filings and Consents. .  21
          SECTION 3.6    Financing . . . . . . . . . . . . . . . . . .  21
          SECTION 3.7    Reserved. . . . . . . . . . . . . . . . . . .  21

                                ARTICLE IV
                 CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 4.1    Conduct of Business by the Company Pending
                         the Merger. . . . . . . . . . . . . . . . . .  31
          SECTION 4.2    No Solicitation.. . . . . . . . . . . . . . .  24

                                ARTICLE V
                           ADDITIONAL AGREEMENTS

          SECTION 5.1    HSR Act; Etc. . . . . . . . . . . . . . . . .  26
          SECTION 5.2    Proxy Statement.. . . . . . . . . . . . . . .  26
          SECTION 5.3    Stockholders Meeting. . . . . . . . . . . . .  27
          SECTION 5.4    Access to Information; Confidentiality. . . .  27
          SECTION 5.5    Consents; Approvals.. . . . . . . . . . . . .  27
          SECTION 5.6    Actions Respecting Commitment Letters.. . . .  28
          SECTION 5.7    Indemnification and Insurance.. . . . . . . .  28
          SECTION 5.8    Notification of Certain Matters.. . . . . . .  29
          SECTION 5.9    Further Action.   . . . . . . . . . . . . . .  29
          SECTION 5.10   Public Announcements. . . . . . . . . . . . .  30
          SECTION 5.11   Conveyance Taxes. . . . . . . . . . . . . . .  30
          SECTION 5.12   Warrant Agreements. . . . . . . . . . . . . .  30

                                ARTICLE VI
                         CONDITIONS TO THE MERGER

          SECTION 6.1    Conditions to Obligation of Each Party to
                         Effect the Merger  . . . . . . . . . . . . .  30
          SECTION 6.2    Additional Conditions to Obligations of
                         Parent and Merger Sub  . . . . . . . . . . .  31
          SECTION 6.3    Additional Conditions to Obligations of
                         the Company  . . . . . . . . . . . . . . . .  31

                                ARTICLE VII
                                TERMINATION

          SECTION 7.1    Termination . . . . . . . . . . . . . . . . .  32
          SECTION 7.2    Effect of Termination . . . . . . . . . . . .  33
          SECTION 7.3    Fees and Expenses . . . . . . . . . . . . . .  33

                                ARTICLE VIII
                            GENERAL PROVISIONS

          SECTION 8.1    Effectiveness of Representations, Warranties
                         and Agreements, Etc.  . . . . . . . . . . . .  34
          SECTION 8.2    Notices . . . . . . . . . . . . . . . . . . .  35
          SECTION 8.3    Definitions . . . . . . . . . . . . . . . . .  36
          SECTION 8.4    Other Definitions.. . . . . . . . . . . . . .  38
          SECTION 8.5    Amendment . . . . . . . . . . . . . . . . . .  39
          SECTION 8.6    Waiver. . . . . . . . . . . . . . . . . . . .  39
          SECTION 8.7    Headings. . . . . . . . . . . . . . . . . . .  40
          SECTION 8.8    Severability. . . . . . . . . . . . . . . . .  40
          SECTION 8.9    Entire Agreement. . . . . . . . . . . . . . .  40
          SECTION 8.10   Assignment; Guarantee of Merger Sub . . . . .  40
          SECTION 8.11   Parties in Interest.. . . . . . . . . . . . .  40
          SECTION 8.12   Failure or Indulgence Not Waiver; Remedies
                         Cumulative. . . . . . . . . . . . . . . . . .  40
          SECTION 8.13   Governing Law . . . . . . . . . . . . . . . .  40
          SECTION 8.14   Counterparts. . . . . . . . . . . . . . . . .  41

                   AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated April 17, 1997 (this "Agreement"), among Film Holdings Co., a Delaware corporation ("Parent"), Film Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and LIVE Entertainment Inc., a Delaware corporation (the "Company").

                                WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stockholder Agreement (the "Stockholder Agreement") with Pioneer Electronic Corporation (the "Stockholder"), pursuant to which, among other things, the Stockholder has agreed to vote the shares of Company Common Stock and Company Series C Preferred Stock (both as defined below) then owned by it in favor of the Merger (as defined below); and

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

     WHEREAS, pursuant to the Merger, (A) each outstanding share (a "Share") of the Company's common stock, $0.01 par value (the "Company Common Stock"), shall be converted into the right to receive the Common Stock Merger Price (as defined in Section 1.7(b)), (B) each Share of the Company's Series B Cumulative Convertible Preferred Stock, $1.00 par value (the "Company Series B Preferred Stock"), shall be converted into the right to receive the Series B Merger Price (as defined in Section 1.7(b)) and (C) each Share of the Company's Series C Convertible Preferred Stock, $1.00 par value (the "Company Series C Preferred Stock"), shall be converted into the right to receive the Series C Merger Price (as defined in Section 1.7(b)) (the Company Common Stock, Company Series B Preferred Stock and the Company Series C Preferred Stock are referred to collectively herein as the "Company Stock"), all upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                 ARTICLE I

                                THE MERGER

     SECTION 1.1  The Merger.

     (a)  Effective Time.  At the Effective Time (as defined in
Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation immediately after the Effective Time is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Sidley & Austin, 555 West Fifth Street, Suite 4000, Los Angeles, California, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in
Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing being hereinafter referred to as the "Effective Time").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4  Certificate of Incorporation; By-Laws.

     (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, subject to Section 5.7 hereof, in accordance with the DGCL and such Certificate of Incorporation.

     (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws; provided, however, that the Board of Directors of the Surviving Corporation shall consist of the same number of directors as the number of directors of Merger Sub immediately prior to the Effective Time.

     SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.6  Effect on Capital Stock.  At the Effective
Time, by virtue of the Merger and without any action on the part of either the Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted into the right to receive the Applicable Merger Price (as defined in Section 1.7(b)).

     (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Stock Rights. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, except as may be otherwise agreed in writing between Merger Sub and any holder of any vested and currently exercisable option to purchase Company Stock (each, a "Company Option Security"), each such vested and currently exercisable Company Option Security issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof,
(i) in the case of Company Option Securities (including those unvested Company Option Securities which Parent agrees the Company may cause to vest immediately prior to the Effective
Time) with a per share exercise price that is less than the Applicable Merger Price (as defined in Section 1.7(b)), be converted into the right to receive, upon the surrender of the instrument evidencing such Company Option Security, a cash payment equal to the product (the "Company Option Security Price") of (A) the number of shares of Company Stock subject to such Company Option Security and (B) the excess, if any, of the Applicable Merger Price over the per share exercise price of the Company Option Security, and each Company Option Security so converted will, upon such payment, be canceled and, (ii) in the case of all other Company Option Securities (except Company warrants disclosed in Section 2.3 hereof which may continue after the Effective Time), shall be canceled immediately prior to the Effective Time without payment of any consideration therefor and
without any conversion thereof.   Anything herein to the contrary
notwithstanding, no interest or dividends shall accrue or be payable or paid on the Company Option Security Price to any person hereunder.

     (d) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

     SECTION 1.7  Exchange of Certificates.

     (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, to or for the account of American Stock Transfer and Trust Company , or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, an amount, in immediately available funds, equal to the aggregate amount payable in accordance with Section 1.7(b). The Exchange Agent shall agree to hold such funds (together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section 1.7 and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent before the Effective Time. If for any reason (including losses) the amount of funds in the Exchange Fund is inadequate to pay the amounts to which holders of Company Stock shall be entitled pursuant to this Section 1.7, Parent shall pay to the Exchange Fund additional funds, also in immediately available funds, for the payment thereof.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares of Company Stock (each, a "Certificate") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the Applicable Merger Price (as defined below).
Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) in the case of holders of Company Common Stock, $6.00 per share of such Company Common Stock in cash (the "Common Stock Merger Price"), (B) in the case of holders of Company Series B Preferred Stock, $10.00 per share of such Company Series B Preferred Stock in cash (the "Series B Merger Price") plus dividends thereon accrued and unpaid through the Effective Time and (C) in the case of holders of Company Series C Preferred Stock, $944.8624 per share of such Company Series C Preferred Stock in cash (which amount will include any accrued but unpaid dividends thereon through the Effective Time) (the "Series C Merger Price"), the merger price applicable to any given Share being referred to herein as (the "Applicable Merger Price"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company as of the Effective Time, the Applicable Merger Price may be paid in accordance with this
Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Anything herein to the contrary notwithstanding, no interest or dividends shall accrue or be payable or paid on any portion of the Applicable Merger Price payable to any holder of Company Stock or Company Option Securities hereunder. At and after the Effective Time, each holder of a Certificate to be canceled pursuant to Section 1.7(b) or Dissenting Shares (as defined below) shall cease to have any rights as a stockholder of the Company, except for the right to surrender Certificates in the manner prescribed by Section 1.7(b) in exchange for payment of the Applicable Merger Price or, in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to
Section 262 of the DGCL. No transfer of Company Stock shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

     (c) No Liability. At any time following one year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any remaining amount of the Exchange Fund which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the Applicable Merger Price payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Stock for any Applicable Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Applicable Merger Price otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary but only in the circumstances and to the extent provided by the DGCL, shares of Company Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders who were entitled to and did not vote such shares in favor of the Merger or consent thereto in writing and who shall have properly and timely delivered to the Company a written demand for payment of the fair cash value of shares of Company Stock in the manner provided in and complied with all of the relevant provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or represent the right to receive the Applicable Merger Price. Instead, the holders thereof shall be entitled to payment of the fair cash value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for payment of the fair cash value of such shares and the Board of Directors of the Company or the Surviving Corporation, as the case may be, shall consent thereto, or (ii) if any holder fails to establish and perfect his entitlement to the relief provided in such Section 262 or if the right of such holder to receive the fair cash value of such shares of Company Stock as to which he seeks relief otherwise terminates pursuant to Section 262 of the DGCL, such shares shall thereupon cease to be deemed to be Dissenting Shares and shall be deemed to have been converted into and represent the right to receive, upon the surrender of the Certificates representing such shares, as of the Effective Time, the Applicable Merger Price. The Company will not settle any demand with respect to any Dissenting Shares without the consent of Parent.

     SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company
Stock thereafter on the records of the Company.

     SECTION 1.9 No Further Ownership Rights in Company Stock. The Applicable Merger Price delivered upon the surrender for exchange of Shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.10  Lost, Stolen or Destroyed Certificates.
In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, such Applicable Merger Price as may be required pursuant to Section 1.7.

     SECTION 1.11  Reserved.

     SECTION 1.12  Taking of Necessary Action; Further
Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole (excluding, for purposes of this definition, general changes in the economy or changes affecting the film industry in general and changes caused by operations in accordance with the terms of this Agreement).


                                ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 2.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its significant subsidiaries (as defined in Section 8.3 or listed in Section 2.1 of the Company Disclosure Schedule (as defined below)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted except where the failure to possess the Approvals has not had, and would not have, a Material Adverse Effect. Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except where the failure to be so qualified or licensed has not had, and would not have, a Material Adverse Effect. Substantially all of the business and operations of the Company and its subsidiaries are conducted through, and substantially all of the properties and assets of the Company and its subsidiaries are owned by, the Company and its significant subsidiaries.

     SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as most recently restated and subsequently amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 24,000,000 shares of Company Common Stock, (ii) 15,000,000 shares of Series A Common Stock and
(iii) 15,000,000 of Series Preferred Stock, of which (A) 9,000,000 shares are Company Series B Preferred Stock, (B) 15,000 shares are Company Series C Preferred Stock and (C) 500,000 shares are Series R Junior Participating Cumulative Preferred Stock. As of March 31, 1997, (i) approximately 2,448,267 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Company Common Stock were held in treasury, (ii) no shares of Company Common Stock were held by subsidiaries of the Company and
(iii) approximately 715,000 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option and Stock Appreciation Rights Plan or similar plans (collectively, the "Company Stock Option Plans") and approximately 476,567 shares of Company Common Stock were reserved for issuance pursuant to outstanding warrants. As of March 31, 1997, (i) 3,819,802 shares of Company Series B Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Company Series B Preferred Stock were held in treasury, (ii) no shares of Company Series B Preferred Stock were held by subsidiaries of the Company and (iii) no shares of Company Series B Preferred Stock were reserved for future issuance pursuant to outstanding warrants or stock options granted under Company Stock Option Plans. As of March 31, 1997,
(i) 15,000 shares of Company Series C Preferred Stock were validly issued, fully paid and nonassessable, (ii) no shares of Company Series C Preferred Stock were held by subsidiaries of the Company, and (iii) no shares of Company Series C Preferred Stock were reserved for future issuance pursuant to outstanding warrants or stock options granted under Company Stock Option Plans. As of March 31, 1997, no shares of Series A Common Stock were issued, held by subsidiaries of the Company, or reserved for future issuance pursuant to outstanding warrants or stock options granted under Company Stock Option Plans. As of March 31, 1997, no shares of Company Series R Junior Participating Cumulative Preferred Stock were issued, held by subsidiaries of the Company or reserved for future issuance pursuant to outstanding warrants or stock options granted under Company Stock Option Plans. No material change in the capitalization of the Company has occurred between March 31, 1997 and the date hereof. The Company also has issued Preferred Stock Purchase Rights to its holders of Common Stock in connection with the Rights Agreement, and Contingent Payment Rights in connection with its 1991 acquisition of the assets of Vestron, Inc. to the former holders of securities of Vestron, Inc. Except as set forth in Section 2.3 of the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II or as discussed above (the "Company Disclosure Schedule"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. None of the options, rights, agreements, arrangements or commitments identified in Section 2.3 of the Company Disclosure Schedule provide that a holder thereof or a party thereto shall receive cash in respect of such options, rights, agreements or arrangements absent action by the Board of Directors or a committee thereof and no such action of the Board of Directors or a committee thereof has been taken (except as may be provided herein). True, correct and complete copies of the forms of all options, warrants, rights, agreements, arrangements or commitments identified in Section 2.3 of the Company Disclosure Schedule have been delivered to Parent. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in
Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its significant subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Stock or the capital stock of any significant subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Section 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares) are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens").

     SECTION 2.4  Authority Relative to this Agreement.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Stock entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement, including, but not limited to, all actions necessary to render the provisions of
Section 203 of the DGCL inapplicable to this Agreement, the Merger and the Stockholder Agreement. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and will recommend, or has resolved to recommend in the Proxy Statement, in each case subject to Section 4.2 hereof, that the Company's stockholders approve and adopt this Agreement and the Merger.

     (c) The Board of Directors of the Company (or the requisite members thereof, as the case may be) has (or have) (i) approved the transactions contemplated by this Agreement for purposes of Paragraph B of Article SEVENTH of the Certificate of Incorporation of the Company and (ii) taken all action necessary to ensure that such transactions will not (A) give rise to a Distribution Date (as defined in the Rights Agreement) or (B) cause any Rights (as defined in the Rights Agreement) to otherwise become exercisable.

     SECTION 2.5  No Conflict; Required Filings and Consents.

     (a) The exhibit index to the Company's most recently filed Annual Report on Form 10-K, as supplemented by Section 2.5(a) of the Company Disclosure Schedule, includes each agreement, contract or other instrument (including all amendments thereto) to which the Company or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. The Company has made available to the Parent on or prior to the date hereof true, correct and complete copies of each such agreement, contract, instrument and amendment.

     (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instruments referred to in Section 2.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 2.5(a) is in full force and effect, except with respect to (i), (ii) and
(iii) in any such case for breaches, defaults or failures to be in full force and effect that have not had, and would not have, a Material Adverse Effect.

     (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its significant subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its significant subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its significant subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its significant subsidiaries is a party or by which the Company or any of its significant subsidiaries or its or any of their respective properties is bound or affected, except in the case of clauses
(ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Material Adverse Effect.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable "Blue Sky" requirements, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, and to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not constitute a Material Adverse Effect.

     SECTION 2.6  Compliance; Permits.

     (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its significant subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its significant subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its significant subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in each case of (i) or (ii), for any such conflicts, defaults or violations which do not constitute a Material Adverse Effect.

     (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule or where such failure has not had, or would not have, a Material Adverse Effect, the Company and its significant subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits") and the Company and its significant subsidiaries are in compliance with the terms of the Company Permits.

     SECTION 2.7  SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") and has made available to Parent (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996,
(ii) all other reports or registration statements filed by the Company with the SEC since January 1, 1996, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) since January 1, 1996 and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC pursuant to the requirements of the Exchange Act ((i)-(iv) collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 2.8 Absence of Certain Changes or Events. Except as set forth in Section 2.8(a) through Section 2.8(g) of the Company Disclosure Schedule or the Company SEC Reports, since January 1, 1997, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company or similar organizational documents of its significant subsidiaries; (c) any damage to, destruction or loss of any asset of the Company or any of its subsidiaries (whether or not covered by insurance) that constitutes a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices except as required by any change in generally accepted accounting principles; (e) any material revaluation by the Company of any of its or any of its subsidiaries' assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale, pledge, disposition of or encumbrance upon any assets of the Company or any of its subsidiaries (except
(i) sales, pledges, dispositions of or encumbrances upon assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $500,000 in the aggregate); or (g) any other action or event prohibited by Section 2.8(f) that would have required the consent of Parent pursuant to any of the following provisions of Section
4.1 had such action or event occurred after the date of this
Agreement: Section 4.1(d) (except that for purpose of this Section 2.8(g), clause (iii) of Section 4.1(d) shall not apply to the repurchase in the ordinary course of any options from any employee of the Company or any of its subsidiaries who is not an officer or director), and Sections 4.1(e) through Section 4.1(j), except that with respect to Section 4.1(e) and Section 4.1(j) only to the extent that the Company has outstanding on the date hereof unpaid commitments in excess of $1,000,000 with respect to any Film Asset.

     SECTION 2.9 No Undisclosed Liabilities. Except as is disclosed in Section 2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately reserved or provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1996 (the "1996 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Company Balance Sheet, (c) incurred since December 31, 1996 in the ordinary course of business consistent with past practice, or (d) incurred in connection with this Agreement.

     SECTION 2.10  Absence of Litigation.  Except as set
forth in Section 2.10 of the Company Disclosure Schedule or the Company's 1996 Form 10-K, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, the adverse resolution of which would have a Material Adverse Effect.

     SECTION 2.11  Employee Benefit Plans; Employment
Agreements. Except in each case as set forth in Section 2.11 of the Company Disclosure Schedule, (i) neither the Company nor any subsidiary has engaged in, and to their knowledge, no other person has engaged in any transaction prohibited by Section 406 of ERISA and Section 4975 of the Code which could result in any material liability of the Company or any of its subsidiaries;
(ii) all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee welfare plans (as defined in Section 3(1) of ERISA) and bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "Company Employee Plans") are in compliance in all material respects with the requirements prescribed by Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or the Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and to the knowledge of the Company and its subsidiaries, nothing has occurred which may be reasonably expected to impair such determination; (iv) all contributions required to be made by the Company or its subsidiaries to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) neither the Company nor any subsidiary has engaged in a withdrawal (including a partial withdrawal) with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA that has resulted in, or could reasonably be expected to result in, any withdrawal liability for the Company or any of its subsidiaries; and (vii) neither the Company nor any of its subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course). Section 2.11 of the Company Disclosure Schedule lists all employment and consulting agreements to which the Company is a party that are in effect on the date hereof. Notwithstanding the foregoing, to the extent any Company Employee Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA, the representations contained in clauses (ii),
(iii), (v) and (vi) are made only to the knowledge of the Company and its subsidiaries.

     SECTION 2.12  Labor Matters.  Except as set forth in
Section 2.12 of the Company Disclosure Schedule: (i) there are no claims or proceedings pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which claims or proceedings constitute a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

     SECTION 2.13  Proxy Statement.  The information
supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "Company Stockholders Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement"), will not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders Meetings or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in any of the foregoing documents.

     SECTION 2.14  Reserved.

     SECTION 2.15  Title to Property.  Except as set forth
in Section 2.15 of the Company Disclosure Schedule or where such has not had, and would not have, a Material Adverse Effect, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

     SECTION 2.16  Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, or except where the failure to do so has not had, and would not have, a Material Adverse Effect, (i) the Company and its subsidiaries have filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them, (ii) the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required. Except as disclosed in Section 2.16(b) of the Company Disclosure Schedule:
(i) there are no tax liens on any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis audited balance sheets of the Company for prior fiscal years, and the accrual and reserves for Taxes (including deferred taxes) reflected in the books and records of the Company as of the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the 1996 Company Balance Sheet.

     (c) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

     SECTION 2.17  Environmental Matters.  Except as set
forth in Section 2.17 of the Company Disclosure Schedule, the Company and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by the Company or its subsidiaries or their respective agents; (ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 2.18  Intellectual Property.

     (a) Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, the Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries as currently conducted by the Company or its subsidiaries (the "Company Intangible Property Rights").

     (b) Either the Company or one of its subsidiaries is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances not incurred in the ordinary course of business, or except as disclosed in Section 2.18(b) of the Company Disclosure Statement or where such liens or encumbrances have not had, and would not have, a Material Adverse Effect), the Company Intangible Property Rights, and, in the case of Company Intangible Property Rights owned by the Company or any of its subsidiaries, has sufficient right to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intangible Property Rights are being used, except where such failure has not had, and would not have, a Material Adverse Effect. Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, and except where the adverse resolution of the matters referred to in clauses (i), (ii) and (iii) below would not have a Material Adverse Effect, no claims with respect to the Company Intangible Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person (i) to the effect that the manufacture, sale, licensing, or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company or any of its subsidiaries or the validity of any of the Company Intangible Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting, except where such failure to be valid and subsisting has not had, and would not have, a Material Adverse Effect. Except as set forth on Schedule 2.18(b), to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intangible Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries where such use has not had, and would have, a Material Adverse Effect. No Company Intangible Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     (c) Section 2.18(c) of the Company Disclosure Schedule lists the Film Assets of the Company and its Subsidiaries as of the date specified thereon, which list is accurate in all material respects. The Company and its Subsidiaries have sufficient right, title and interest in and to such Film Assets to enable them to perform such Exploitation Agreements as have been entered into by the Company and such Subsidiaries relating to such Film Assets, except where such failure to possess such right, title and interest in and to such Film Assets has not had, and would not have, a Material Adverse Effect. To the best of the Company's knowledge, neither the Film Assets nor the Company or any Subsidiary's exploitation thereof violates or infringes, or will violate or infringe upon any copyright, right privacy or publicity, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, contract or copyright or any right of any other person or contains any defamatory material in any manner, except for any such violation or infringement which has not had, and would not have, a Material Adverse Effect.

     (d) The Company has made available to Parent documents which accurately and completely identify as of the date hereof all Laboratories at which material Masters relating to Films Assets as to which the negative is owned by the Company are located and the specific Masters that are located at each such Laboratory.

     (e) The Company has made available to Parent documents which accurately and completely identify as of the date hereof all material trademarks with respect to which the Company or any of its Subsidiaries own any interest and describes the nature of such interest.

     SECTION 2.19  Interested Party Transactions.  Except
as set forth in Section 2.19 of the Company Disclosure Schedule or the Company's Annual Report on Form 10-K for 1996, since December 31, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 2.20  Insurance.  The Company maintains fire
and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies with reputable insurance carriers, which it believes provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount similar to that carried by entities engaged in similar business and subject to the same or similar perils or hazards.

     SECTION 2.21  Reserved.

     SECTION 2.22  Opinion of Financial Advisor. The
Company has been advised by its investment advisor, Houlihan Lokey Howard & Zukin, that, in its opinion, as of the date hereof, the Common Stock Merger Price set forth herein is fair to the holders of the Company Common Stock (other than Pioneer Electronic Corporation, as to which no opinion is rendered) from a financial point of view.

     SECTION 2.23  Brokers.  Except as set forth in Section
2.23 of the Company Disclosure Schedule, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates. The fees and expenses of the entities listed on Section 2.23 of the Company Disclosure Schedule will be paid by the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the entities listed on Section 2.23 of the Company's Disclosure Schedule pursuant to which such entities would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.24  Change in Control Payments.  Except as
set forth on Section 2.24 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

     SECTION 2.25 Expenses. The Company has provided to Parent a good faith estimate and description of the expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

                                ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and each of its significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. All of the business and operations of Parent and its subsidiaries are conducted through, and substantially all of the properties and assets of Parent and its subsidiaries are owned by, Parent and its significant subsidiaries.

     SECTION 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as most recently restated and subsequently amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 3.3  Reserved.

     SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (other than the approval of the Merger in accordance with the DGCL). The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

     SECTION 3.5  No Conflict, Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub,
(ii) conflict with or violate any Laws applicable to Parent or any of its significant subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its significant subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its significant subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its significant subsidiaries is a party or by which Parent or any of its significant subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses
(ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, compliance with applicable "Blue Sky" requirements, the pre-merger notification requirements of the HSR Act and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such
consents, approvals, authorizations or permits, or to make   such
filings or notifications would not (A) prevent or delay consummation of the Merger, (B) otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, or (C) do not constitute a Material Adverse Effect.

     SECTION 3.6 Financing. Parent and Merger Sub have provided the Company with commitment letters from the Chase Manhattan Bank, CPI Securities L.P., Bain Capital Fund V and V-B, and Alan
D. Gordon, all dated April 17, 1997, in favor of Parent (the "Commitment Letters"). The Commitment Letters are in full force and effect as of the date hereof and Parent and Merger Sub have no reason to believe that such Letters will not continue to be in full force and effect prior to the Effective Time.

     SECTION 3.7  Reserved.

                                ARTICLE IV

                  CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any of its subsidiaries;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries (except for the issuance of shares of Company Stock issuable pursuant to Company Option Securities outstanding on the date hereof or upon conversion of Company Series B Preferred Stock outstanding on the date hereof);

     (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales or licenses of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $500,000 in the aggregate);

     (d) (i) except for regular quarterly dividends on the Company Series B Preferred Stock in the amount of $0.25 per share, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except with respect to outstanding Company Options the vesting of which will be accelerated and which shall receive the Company Option Security Price at the Effective Time, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Stock or any Company Option Security, or provide that upon the exercise or conversion of any such Company Option Security the holder thereof shall receive cash, or propose to do any of the foregoing;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) incur any indebtedness for borrowed money or issue any debt securities, except for short-term, working capital and commercial paper borrowings at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly owned subsidiaries or between such wholly owned subsidiaries, (iii) assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person ("accommodate"), or make any loans or advances, except in the ordinary course of business consistent with past practice or in any case when such loans or advances or accommodations do not exceed $1,000,000 in the aggregate, (iv) enter into or amend any material contract or agreement (except with respect to commitments described on Section 4.1(e)(iv) of the Company Disclosure Statement), (v) authorize any capital expenditures (other than for Film Assets) or purchase of fixed assets which are, in the aggregate, in excess of $500,000 for the Company and its subsidiaries taken as a whole or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e), provided, however, that nothing herein shall restrict the Company from, in accordance with its past practice: (A) licensing foreign rights to a Film Asset provided that any new domestic "prints and ads" commitments with respect to such Film Right license does not exceed $1,000,000, or (B) licensing domestic rights to Film Assets provided that such Film Asset licenses, individually or in the aggregate, do not involve commitments of more than $5,000,000, do not involve a license of all or substantially all of the Company's Film Assets, are in accordance with industry standards and are at rates reflecting fair market value (however, notwithstanding the foregoing, the Company shall in no event enter into any so-called output deals ), or (C) entering into contracts to develop, acquire or produce Film Assets that, individually or in the aggregate, do not require the Company to expend more than $1,000,000, or (D) entering into any commitment which, individually or in the aggregate, calls for total payments (before or after the Effective Time) of not more than $1,000,000 and (E) completing the commitments and transactions respecting Film Assets set forth on Section 4.1(e) of the Company Disclosure Statement;

     (f) (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or other employee of the Company or any of its subsidiaries who is compensated in excess of $100,000 per year, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (g) except as may be required as a result of a change in law or in generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities either reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement, or incurred in the ordinary course of business and consistent with past practice;

     (j) enter into any Exploitation Agreements, Film Asset Acquisition Agreements or other agreements, written or oral, involving the production, acquisition or distribution of Films or Film Assets not permitted by Section 4.1(e)(A) through (D) above (but the Company may discuss and negotiate such agreements); or

     (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.2  No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, recapitalization, sale of substantial assets, sale or exchange of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any significant subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) except as permitted herein, engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) except as permitted herein, agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from responding to and considering, negotiating, discussing, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that the Acquisition Proposal may present a more favorable alternative to the Company's Stockholders than the Merger and therefore that they should, consistent with their duties as fiduciaries to the Company's stockholders, respond to and negotiate such alternative Acquisition Proposal. In the event the Board of Directors determines that such Acquisition Proposal presents a more favorable alternative, the Board of Directors may approve and recommend such Acquisition Proposal and terminate the Company's obligations hereunder (other than the provisions of Section 7.2 hereof) in accordance with the provisions of Section 5.2 or
Article VII. Nothing contained in this Section 4.2 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

     (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any material modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2.

     (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith (after consultation with outside counsel) that it is required to cause the Company to act as provided in this Section
4.2 in order to discharge properly the directors' fiduciary duties, then, provided such person has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing, provided, however, that the Company may continue its discussions with CPI Securities L.P. and its affiliates relating to the alternative financing arrangements that are set forth in the letter dated February 11, 1997, as amended April 2, 1997 and as of the date hereof (true and complete copies of which have been delivered to Parent) as an alternative to the Merger should the Merger fail to be consummated. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this
Section 4.2.


                                ARTICLE V

                           ADDITIONAL AGREEMENTS

     SECTION 5.1 HSR Act; Etc. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act. The Company and Parent shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority (foreign or domestic) in connection with antitrust matters.

     SECTION 5.2  Proxy Statement.

     (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file a the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission as promptly as reasonably practicable, and, in addition, shall also take any action required to be taken under applicable law in connection with the consummation of the transactions contemplated by this Agreement. Parent, Merger Sub and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the provisions of this
Section 5.2.

     (b) Prior to the date of approval of the Merger by Company's stockholders, each of Parent, Merger Sub and the Company shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have cleared by the Commission any amendment or supplement to the Proxy Statement as so corrected to be disseminated to the stockholders of Company to the extent required by applicable law. Without limiting the generality of the foregoing, the Company shall notify the Parent promptly of the receipt of the comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement, or for additional information, and shall supply the Parent with copies of all correspondence between Company or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the Company Stockholders Meeting (as defined in Section 5.3) any event should occur relating to Parent, Merger Sub or the Company or their respective officers or directors which is required to be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform each other. Whenever any event occurs which is required to be described in an amendment or a supplement to the Proxy Statement, Parent, Merger Sub and the Company shall, upon learning of such event, cooperate in promptly preparing, filing and clearing with the Commission and mailing to the stockholders of Company such amendment or supplement; provided, however, that, prior to such mailing, (i) Parent, Merger Sub and the Company shall consult with each other with respect to such amendment or supplement, (ii) shall afford each other reasonable opportunity to comment thereon and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

     SECTION 5.3 Stockholders Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of the Merger Agreement. Unless otherwise required under the standards set forth in Section 4.2 as determined by the Company's Board of Directors in good faith, the Board of Directors of the Company shall (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) use all reasonable efforts to solicit from stockholders of the Company proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

     SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which the Company shall use reasonable efforts to be released), the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for such discussion of the Company's business, properties and personnel as Parent may reasonably request.
Parent shall keep such information confidential in accordance with the terms of the letter between the Parent and the Company dated July 24, 1996 (the "Confidentiality Letter").

     SECTION 5.5 Consents; Approvals. The Company and Parent shall each use all reasonable efforts to obtain all Approvals, and the Company and Parent shall make all filings (including, without limitation, all filings with federal, state and local governmental or regulatory agencies), required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Proxy Statement or for any application or other filing to be made pursuant to the rules and regulations of any federal, state or local governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.6 Actions Respecting Commitment Letters. Parent and Merger Sub agree to perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letters and not to amend or terminate such Commitment Letters if the effect thereof would be reasonably likely to prevent the consummation of the transactions contemplated hereby on or before July 31, 1997.

     SECTION 5.7  Indemnification and Insurance.

     (a) The By-Laws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries and Pioneer Electronic Corporation (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for the period ending five years after the closing of the Merger. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) For a period of four years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by the Company for such coverage; and provided, further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 125% of the annual premium and, provided further, that the Company may acquire "tail insurance" for periods after the Effective Time for a maximum one time premium of $1,000,000 in lieu of the insurance continuation provision set forth above.
The Company may request that Pioneer Electronic Corporation be named as an additional insured if it can do so at no additional cost.

     (d) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

     SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate or which may make a condition to the closing of the Merger incapable of fulfillment, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.9 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     SECTION 5.10  Public Announcements.  Parent and the
Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of NASDAQ.

     SECTION 5.11  Conveyance Taxes.  Parent and the
Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

     SECTION 5.12  Warrant Agreements.  The Surviving
Corporation will assume the Company s obligations pursuant to (i) the Warrant Agreement of LIVE Entertainment Inc. dated as of November 26, 1990, (ii) the Loan Fund Warrant Agreement as of LIVE Entertainment Inc. dated as of March 23, 1993 and (iii) the Class B Warrant Agreement of LIVE Entertainment Inc. dated as of March 26, 1993.


                                ARTICLE VI

                         CONDITIONS TO THE MERGER

     SECTION 6.1  Conditions to Obligation of Each Party to
Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Agreement. The parties thereto shall have fulfilled their respective obligations under the Stockholder
Agreement as of the Effective Time;

     (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

     (c) HSR Act, Etc. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (d) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger.

     (e) Financing. The closing of the financings on substantially the terms and conditions described in each of the Commitment Letters shall have taken place on or prior to the Effective Time.

     SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all respects at and as of the date hereof, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

     (c) No Material Adverse Effect. There shall not have occurred since the date hereof any event or change in circumstances involving the Company or any of its Subsidiaries that, individually or when taken together with all other such events or changes in circumstances, will or is reasonably likely to result in a Material Adverse Effect.

     (d)  Notice of Redemption.   On and subject to the Effective
Time, the Company shall have (i) issued a Notice of Redemption pursuant to the Indenture dated September 1, 1992 relating to the Increasing Rate Secured Senior Subordinated Notes due 1999 of the Company, (ii) terminated the credit facility maintained pursuant to the terms of Amended and Restated Loan and Security Agreement dated November 14, 1994 among Foothill Capital Corporation and the Company Affiliates party thereto.

     (e)  Company Option Securities.  Prior to the Effective
Time, all outstanding "out of the money" options issued pursuant to Company Stock Option Plans shall have expired or been canceled in accordance with Section 1.6(c) hereof.

     SECTION 6.3  Additional Conditions to Obligations of the
Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President of Parent;

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent; and

     (c) Solvency Opinion. Prior to the Effective Time, Parent and Merger Sub shall have provided to the Company an opinion from a nationally recognized valuation firm, which firm and opinion are both reasonably satisfactory to the Company, to the effect that as of the Effective Time, and taking into account the transactions contemplated hereby:

          (i) The fair market going concern value of all of the assets (including goodwill) of the Surviving Corporation will be greater than the total amount of liabilities, including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities, of the Company.

          (ii) The present fair market going concern value of the assets of the Surviving Corporation (including goodwill) is sufficient to pay the probable liability of the Company on its debts as such debts become absolute and matured.


                                ARTICLE VII

                                TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated by July 31, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining order enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (d) by either party if the other party is in material default of its obligations hereunder and the defaulting party fails to cure such default within five (5) business days of receipt of written notice and demand to cure from the party not in default; or

     (e) by Parent or the Company, if (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so in accordance with Section 5.3 hereof; (ii) the Board of Directors of the Company shall have approved and recommended to the stockholders of the Company an Acquisition Proposal; or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; provided, that, the Company shall not be entitled to exercise any termination rights under this Section 7.1(e) unless any action of the Board of Directors of the Company is taken by the Board of Directors in accordance with the standards set forth in Section 4.2.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Section 7.3 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination. The Confidentiality Letter shall survive termination of this Agreement as set forth therein.

     SECTION 7.3  Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) The Company shall pay Parent as the sole remedy of Parent, Merger Sub or any of their affiliates a fee of $3,000,000 (the "Fee"), plus Parent's documented out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Parent's counsel, accountants and financing sources) up to a maximum of $1,000,000 ("Expenses"), upon the termination of this Agreement by Parent or the Company pursuant to Section 7.1(f).

     (c) The Company shall pay Parent as the sole remedy of Parent, Merger Sub or any of their affiliates the Fee plus the Expenses if either Parent or the Company terminates this Agreement pursuant to Section 7.1(b) if the failure of the Merger to be consummated is due to the material failure of the Company to comply with any of its agreements or covenants under this Agreement.

     (d) The Company shall pay Parent, as the sole remedy of Parent, Merger Sub or any of their affiliates, the Fee plus the Expenses if this Agreement is terminated pursuant to Section 7.1(a) as a result of the material failure of the Company to comply with any of its agreements or covenants contained in this Agreement.

     (e) The Fee and/or Expenses payable pursuant to Sections 7.3(b); 7.3(c) or 7.3(d) shall be paid within one business day after the first to occur of any of the events described in Sections 7.3(b); 7.3(c) or 7.3(d). Notwithstanding the preceding sentences, in no event shall the Company be required to pay any such Fee and/or Expenses to Parent if, immediately prior to the termination of this Agreement, Parent was in material breach of any of its agreements or covenants under this Agreement.

                                ARTICLE VIII

                            GENERAL PROVISIONS

     SECTION 8.1 Effectiveness of Representations, Warranties and Agreements, Etc.

     (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.7 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely. Nothing in this Section 8.1(a) shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

     (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another Section of such schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other Section, notwithstanding the omission of a cross reference thereto.

     (c) The Company will update the Company Disclosure Schedule from time to time through a date which is not more than five business days prior to the Effective Time (the "Final Company Disclosure Schedule Date"). On the Final Company Disclosure Schedule Date, the Company shall deliver to Parent a revised Company Disclosure Schedule which will be true, correct and complete as if the representations and warranties to which such Company Disclosure Schedule refers were made on such Final Company Disclosure Schedule Date.

     SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)  If to Parent or Merger Sub:

          Film Holdings Co.
          c/o Bain Capital, Inc.
          Two Copley Place
          Boston, MA  02116

          Telecopier No.:  (617) 572-3000
          Telephone No.:  (617) 572-3274
          Attention:  Geoffrey S. Rehnert

     With a copy to:

          Ropes & Gray
          One International Place
          Boston, MA  02110

          Telecopier No.:  (617) 951-7050
          Telephone No.:  (617) 951-7371
          Attention:     David C. Chapin, Esq.

     (b)  If to the Company:

          LIVE Entertainment Inc.
          15400 Sherman Way
          Suite 500
          Van Nuys, CA 91406

          Telecopier No.: 818/908-9539
          Telephone No.: 818/778-3167
          Attention: Chief Financial Officer

          With a copy to:

          Sidley & Austin
          555 West Fifth Street
          40th Floor
          Los Angeles, CA 90013-1010

          Telecopier No.: 213/896-6600
          Telephone No.: 213/896-6013
          Attention: Gary J. Cohen, Esq.

     SECTION 8.3  Definitions.  For purposes of this Agreement, the term:

     (a) "Affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "Beneficial Owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "Business Day" means any day other than a day on which banks in The Commonwealth of Massachusetts or the State of California are required or authorized to be closed;

     (d) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "Exploitation Agreements" means all agreements pursuant to which the Company or any of its Subsidiaries has granted to any Person, or any Person has acquired from the Company or any of its Subsidiaries, rights to exploit all or any of the Company's or Subsidiary's distribution rights in any Film Assets.

     (f) "Film" means any and every motion picture, tape or other recording of moving images by any means, manner, process or device now known or hereafter devised.

     (g) "Film Asset Acquisition Agreements" means all agreements, licenses, instruments, writings and understandings evidencing any Film Assets or any rights therein or thereto acquired by the Company or pursuant to which such Film Assets and rights were acquired by or granted to the Company.

     (h) "Film Assets" means all rights and interests granted to or acquired by the Company in connection with or related to the distribution or exploitation of, or otherwise respecting, any Films, including but not limited to any distribution rights, license rights and rights as a subdistributor or sublicensee in all media, including without limitation, distribution, license, subdistribution and sublicense rights; all rights to distribute, license, subdistribute, sublicense, copy, exhibit, transmit, broadcast, package, edit, reformat, advertise or exploit a Film, in any and all media, and any syndication, television or cable television rights; all copyrights or interests in any copyright on or relating to a Film; and any collateral, allied, subsidiary or merchandising rights appurtenant or related to a Film.

     (i)  "Generally Accepted Accounting Principles" shall mean
United States generally accepted accounting principles.

     (j) "Laboratory" means each laboratory where any Masters are located.

     (k) "Masters" means all film negatives, masters, prints, pre-print and/or soundtrack materials and other physical materials relating to any Film.

     (l) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

     (m)  "Rights Agreement" means the Rights Agreement dated
July 19, 1990 between the Company and American Stock Transfer &
Trust Company, as amended;

     (n) "Significant Subsidiary" means any subsidiary of the Company or Parent, as the case may be, that constitutes a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

     (o) "Subsidiary" or "Subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4 Other Definitions. The following terms are defined in the Sections hereof listed below:

"1996 Company Balance Sheet"                    Section 2.9
"Acquisition Proposal"                          Section 4.2(a)
"Agreement"                                     Preamble
"Antitrust Division"                            Section 5.1
"Applicable Merger Price"                       Section 1.7(b)
"Approvals"                                     Section 2.1
"Certificate"                                   Section 1.7(b)
"Certificate of Merger"                         Section 1.2
"Code"                                          Section 1.7(d)
"Commitment Letters"                            Section 3.6
"Common Stock Merger Price"                     Section 1.7(b)
"Company"                                       Preamble
"Company Common Stock"                          Recitals
"Company Disclosure Schedule"                   Section 2.3
"Company Employee Plans"                        Section 2.11
"Company Intangible Property Rights"            Section 2.18(a)
"Company Option Security"                       Section 1.6(c)
"Company Option Security Price"                 Section 1.6(c)
"Company Permits"                               Section 2.6(b)
"Company SEC Reports"                           Section 2.7(a)
"Company Series B Preferred Stock               Recitals
"Company Series C Preferred Stock               Recitals
"Company Stock"                                 Recitals
"Company Stockholders Meeting"                  Section 2.13
"Company Stock Option Plans"                    Section 2.3
"Confidentiality Letter"                        Section 5.4
"DGCL"                                          Recitals
"Dissenting Shares"                             Section 1.7(e)
"Effective Time"                                Section 1.2
"Environmental Laws"                            Section 2.17
"ERISA"                                         Section 2.11
"Exchange Agent"                                Section 1.7(a)
"Exchange Fund"                                 Section 1.7(a)
"Expenses"                                      Section 7.3(b)
"Fee"                                           Section 7.3(b)
"Final Company Disclosure Schedule Date"        Section 8.1(b)
"FTC"                                           Section 5.1
"HSR Act"                                       Section 2.5(d)
"Indemnified Parties"                           Section 5.7(b)
"IRS"                                           Section 2.11
"Laws"                                          Section 2.5(c)
"Liens"                                         Section 2.3
"Material Adverse Effect"                       Section 1.13
"Merger"                                        Recitals
"Merger Sub"                                    Preamble
"Parent"                                        Preamble
"PBGC"                                          Section 2.11
"Proxy Statement"                               Section 2.13
"Series B Merger Price"                         Section 1.7(b)
"Series C Merger Price"                         Section 1.7(b)
"Share"                                         Recitals
"Stockholder"                                   Recitals
"Stockholder Agreement"                         Recitals
"Surviving Corporation"                         Section 1.1(a)
"Tax" or "Taxes"                                Section 2.16
"Tax Returns"                                   Section 2.16

     SECTION 8.5  Amendment.  This Agreement may be
amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.6  Waiver.  At any time prior to the Effective
Time, any party hereto may with respect to any other party hereto
(a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.10 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any direct wholly owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

     SECTION 8.11  Parties in Interest.  This Agreement
shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 8.12  Failure or Indulgence Not Waiver;
Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.13  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     SECTION 8.14  Counterparts.  This Agreement may be
executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              LIVE Entertainment Inc.

                              By: /s/ Roger A. Burlage
                              Title: President



                              Film Holdings Co.

                              By: /s/ Joseph P. Pretlow
                              Title: Vice President



                              Film Acquisition Co.

                              By: /s/ Joseph P. Pretlow
                              Title: Vice President